SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           CURRENT REPORT ON FORM 8-K


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                         Date of Report, October 1, 1998


                         Commission File Number: 0-20307

                         AVALON COMMUNITY SERVICES, INC.
                          (Exact name of Registrant as
                       specified in its corporate charter)



        Nevada                                              13-3592263
(State of Incorporation)                          (I.R.S. Employer I.D. Number)


               13401 Railway Drive, Oklahoma City, Oklahoma 73114
                    (Address of Principal executive offices)

                                 (405) 752-8802
                           (Issuer's telephone number)

ITEM 2.  Acquisition of Assets


  On September 16, 1998, Avalon Community Services Inc. closed a private placement with the firm of Rice Sangalis Toole & Wilson. The Company received gross proceeds through the private placement of $15 million from RSTW Partners III L.P. Neither the Company, nor any of its affiliates, officers or directors has any material relationship with RSTW Partners III L.P. The Company will utilize the proceeds to construct, develop and expand existing and new programs and facilities, acquisitions and working capital requirements for the purpose of growing the Company's business.

  The private placement provides for a $10 million senior subordinated note facility under a Note Purchase Agreement. The senior subordinated note accrues interest at the rate of 12.5%, with interest payable in quarterly installments. The maturity date of the senior subordinated note is September 15, 2006. The private placement provides for a Stock Purchase Agreement for the issuance of 1,622,448 shares of class A common stock. The Stock Purchase Agreement provides for certain rights and anti-dilution provisions which will effectively maintain an equity position on a fully diluted basis of 25% of the Company. The Stock Purchase Agreement provides for additional rights which may be terminated upon the successful completion of a public secondary offering. A separate Shareholder Agreement was executed to restrict sales of shares of stock by certain beneficial owners.



ITEM 7.  Financial Statements and Exhibits

a. Note Purchase Agreement dated September 16,1998 between RSTW Partners III, L.P., Avalon Community Services Inc. and Southern Corrections Systems Inc.

b. Stock Purchase Agreement dated September 16,1998 between RSTW Partners III, L.P. and Avalon Community Services Inc.

c. Shareholder Agreement dated September 16,1998 between RSTW Partners III, L.P., Avalon Community Services Inc., Donald E. Smith and Jerry M. Sunderland.

d. Accounting for this transaction requires the use of estimates and valuation models which are not complete at this time. A pro forma balance sheet reflecting the transation as if it had occurred at the quarter ended June 30, 1998, will be filed no later than November 15, 1998.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
                                   SIGNATURES



  In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    October 1, 1998                         AVALON COMMUNITY SERVICES, INC.



                                                 By:   \Jerry Sunderland
                                                 Jerry Sunderland, President